Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-110728, 333-69506, and 333-08613) of ANSYS, Inc. of our report dated February 17, 2006, with respect to the consolidated financial statements of Fluent Inc. and subsidiaries for each of the three years in the period ended December 31, 2005, included in this Current Report (Form 8-K/A).

/s/ Ernst & Young LLP

Manchester, New Hampshire

July 10, 2006